Exhibit 3


FOR IMMEDIATE RELEASE

                                                                   June 27, 2003
                                                           ADVANTEST CORPORATION
                                            (Toshio Maruyama, President and COO)
                                    (Stock Code Number: 6857, TSE first section)
                                                      (Ticker Symbol: ATE, NYSE)

CONTACT:
Yuri Morita
(Managing Executive Officer and
Senior Vice President, Corporate Affairs Group)
Phone: +81-(0)3-3342-7500


            Advantest Issues Stock Option (Stock Acquisition Rights)

Tokyo -June 27, 2003 - Advantest Corporation (the "Company") resolved at a meeting of its Board of Directors today to issue stock acquisition rights for stock options pursuant to Article 280 Paragraphs 20 and 21 of the Commercial Code and a shareholders resolution at the 61st annual general meeting of shareholders under the terms set forth below.


1.  Date of issuance                                 June 27, 2003

2.  Number of stock acquisition rights issued        7,340

3.  Issuance price                                   No consideration shall be
                                                     paid.

4.  Class and total number of shares underlying      734,000 shares of Advantest
    the stock acquisition rights                     Corporation (each stock
                                                     acquisition right shall be
                                                     exercisable for 100 shares)

5.  Total subscription price to be paid upon         516,000 Yen (5,160 Yen per
    exercise of each stock acquisition right         share)

6.  The total value of all shares (newly issued      3,787,440,000 Yen
    shares or treasury shares) issued or delivered upon the exercise of stock acquisition rights

7.  Exercise period of the stock acquisition         Between April 1, 2004 and
    rights                                           March 31, 2008

8.  The amount of the issuance price of the          2,580 Yen per share
    newly issued shares issued pursuant to the exercise of stock acquisition rights that will be incorporated into capital

9.  The number of employees receiving stock          Directors, executive
    acquisition rights                               officers, corporate
                                                     auditors and employees of
                                                     the Company and its
                                                     domestic and overseas
                                                     subsidiaries, totaling 184



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For Reference


(1) The date of the meeting of the Board of Directors       May 20, 2003
    setting the date for the annual general meeting of
    shareholders
(2) Date of the resolution made pursuant to the annual      June 27, 2003
    general meeting of shareholders




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